UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in charter)

Delaware	001-33631	56-2639586
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 3150

Houston, TX 77002

(Address of principal executive offices) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2012, Crestwood Midstream Partners LP (the “Partnership”) and Crestwood Holdings LLC, through a newly formed joint venture named Crestwood Marcellus Midstream LLC (the “Joint Venture”), entered into a purchase agreement, dated as of February 24, 2012 (“Purchase Agreement”), with Antero Resources Appalachian Corporation (“Antero”), pursuant to which the Joint Venture will acquire certain of Antero’s Marcellus Shale gathering system assets located in Harrison and Doddridge Counties, West Virginia for $375 million in cash plus an earn-out which would allow Antero to earn additional purchase price payments of up to $40 million based upon average annual production levels achieved during 2012 and 2013 (“Antero Acquisition”). Additionally, at closing, the parties have agreed to enter into a 20-year gas gathering and compression agreement (“Gathering Agreement”), which will provide for an area of dedication of approximately 127,000 gross acres, or 104,000 net acres (“Area of Dedication”), largely located in the rich gas window of the southwestern core of the Marcellus Shale play. The Purchase Agreement contains customary representations and warranties and covenants by each of the parties. The transaction will have a January 1, 2012 effective date and is expected to close in March 2012, subject to regulatory approvals and customary closing conditions.

In conjunction with the formation of the Joint Venture, the Partnership and Crestwood Holdings LLC have agreed to enter into a limited liability company agreement and an operating agreement governing the Joint Venture. The structure of the Joint Venture and its governing agreements have been reviewed and approved by the Conflicts Committee of the Board of Directors of the Partnership’s general partner with the advice of separate counsel. At the closing of the Antero Acquisition, the Partnership will contribute approximately $131 million, in exchange for a 35% membership interest in the Joint Venture and Crestwood Holdings LLC is obligated to contribute approximately $244 million in return for a 65% membership interest in the Joint Venture. The Partnership expects to utilize available capacity under its senior secured credit facility to fund its contribution to the Joint Venture.

The Joint Venture will be operated by the Partnership and all costs associated with the operation of the Joint Venture and the assets acquired in the Antero Acquisition will be reimbursed to the Partnership by the Joint Venture. Concurrent with the formation of the Joint Venture, the Partnership and Crestwood Holdings LLC, have arranged for a $200 million Joint Venture revolving credit facility to be utilized by the Joint Venture for capital expenditures relating to the installation of gathering systems and compressor stations in the Area of Dedication as required by the Gathering Agreement.

Pursuant to a Guarantee, dated February 24, 2012, by Crestwood Holdings LLC and the Partnership for the benefit of Antero, Crestwood Holdings LLC and the Partnership have guaranteed the performance of the Joint Venture’s obligations under the Purchase Agreement and the Gathering Agreement.

Copies of the Purchase Agreement and the Guarantee are attached hereto as Exhibits 2.1 and 10.1, respectively, and are incorporated herein by reference. The foregoing summary of such agreements does not purport to be complete and is qualified in its entirety by reference to Exhibits 2.1 and 10.1 hereto.

Item 7.01	Regulation FD Disclosure

On February 27, 2012, the Partnership, together with Crestwood Holdings Partners LLC and Antero, issued a joint press release announcing the Antero Acquisition described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement, dated as of February 24, 2012, by and among Crestwood Marcellus Midstream LLC and Antero Resources Appalachian Corporation*

10.1	Guarantee, dated as of February 24, 2012, by Crestwood Holdings LLC and Crestwood Midstream Partners LP, in favor of Antero Resources Appalachian Corporation.

99.1	Press release dated February 27, 2012

*	Pursuant to the rules of the Commission, the schedules and other attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or other attachment to the Commission upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

	By:	Crestwood Gas Services GP LLC its General Partner

Date: February 28, 2012	By:	/s/ William G. Manias
William G. Manias
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement, dated as of February 24, 2012, by and among Crestwood Marcellus Midstream LLC and Antero Resources Appalachian Corporation*

10.1	Guarantee, dated as of February 24, 2012, by Crestwood Holdings LLC and Crestwood Midstream Partners LP, in favor of Antero Resources Appalachian Corporation.

99.1	Press release dated February 27, 2012

*	Pursuant to the rules of the Commission, the schedules and other attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or other attachment to the Commission upon request.